EXHIBIT 5

                       OLIN CORPORATION
                        501 Merritt 7
                  Norwalk, Connecticut 06856


                                             October 31, 1997

Olin Corporation
501 Merrit 7
P.O. Box 4500
Norwalk, Connecticut 06851-4500

     Re:  Olin Corporation Employee Deferral Plan

Dear Ladies and Gentlemen:

     As Vice President, General Counsel and Secretary of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 ("Registration Statement") covering 100,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") and $7,000,000 in Deferred Compensation Obligations being registered herewith in connection with the Olin Corporation Employee Deferral Plan (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I deemed relevant or necessary for the purpose of this opinion.

     Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent and registered by a Registrar and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable. The Deferred Compensation Obligations being registered hereunder that may be issued to its participants, when issued or sold in accordance with the Plan, will be valid and binding obligations of the Corporation, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.


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     I hereby consent to the use of my name in the
Registration Statement as counsel and to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,



                              Johnnie M. Jackson, Jr.
                              ------------------------------
                              Johnnie M. Jackson, Jr.
                              Vice President,
                              General Counsel and Secretary